Company Logo







FOR IMMEDIATE RELEASE



Contacts: Jerrold B. Harris                        David Lilly
          President and Chief Executive Officer    Kekst and Company
          (610) 429-2750                          (212) 521-4878
          David M. Bronson
           Chief Financial Officer
           (610) 429-2896


                 VWR SCIENTIFIC PRODUCTS CORPORATION ANNOUNCES
                       AGREEMENT WITH MERCK KGaA


WEST CHESTER, PENNSYLVANIA, June 8, 1999 -- VWR Scientific Products Corporation (NASDAQ: VWRX) announced today that it has entered into an agreement to merge with a subsidiary of Merck KGaA, of Darmstadt, Germany. Merck KGaA and its affiliates currently own approximately 49.9% of VWR's common shares. The merger would result in all VWR common shares not owned by Merck and its affiliates being converted into the right to receive $37.00 in cash per VWR common share and would be preceded by a cash tender offer for all the outstanding common shares of VWR at that same price. Completion of the tender offer is subject to, among others, antitrust and regulatory clearances, other necessary approvals, other customary closing conditions, and the tendering of at least a majority of the issued and outstanding VWR common shares, excluding all VWR common shares held by Merck KGaA and its affiliates.

Board members who are not affiliated with Merck have unanimously endorsed the offer and recommended that VWR's shareholders accept the offer. They have also advised VWR that they intend to tender their shares to Merck in the offer. Merck has entered into agreements with two directors to tender approximately 792,000 shares (or approximately 2.5% of VWR's outstanding shares). These shares, together with shares currently held by Merck and its affiliates, represent in excess of 51% of VWR's outstanding shares.

Deutsche Banc Alex. Brown Incorporated and Warburg Dillon Read LLC acted as financial advisors to VWR and provided opinions to the VWR Board that the offer is fair, from a financial point of view, to the shareholders of VWR other than Merck. The terms and conditions of the tender offer will be set forth in offering documents anticipated to be filed with the Securities and Exchange Commission not later than June 15, 1999. It is anticipated that the transaction will be completed in the third quarter of 1999.

With sales in excess of US $1.3 billion, VWR is one of the leading suppliers of laboratory equipment, chemicals, production supplies, science education materials and general supplies to the scientific market place. VWR operates an extensive distribution network consisting of five highly automated regional distribution centers and over 50 service centers and just-in-time facilities. VWR currently offers over 350,000 products from more than 1,800 vendors and is a pioneer in integrated business services and electronic commerce solutions.

The acquisition of VWR, together with the recently established Merck Eurolab N.V., the holding and management company for Merck KGaA
European laboratory distribution activities, will enable Merck KGaA to further improve its ability to offer its customers enhanced services in the laboratory supply business.

Merck KGaA is a worldwide operating group of companies with activities in pharmaceuticals, specialty chemicals and the production and distribution of laboratory products. In 1998 Merck's revenues exceeded DM 8 billion.